COOPERATION AGREEMENT

This Cooperation Agreement, dated as of May 7, 2025 (this “Agreement”), is by and among Quest Resource Holding Corporation (the “Company”) and the persons and entities set forth on Exhibit A hereto (collectively, the “Wynnefield Group” and, for clarity and as applicable, including each member thereof acting individually).

RECITALS

WHEREAS, the Company and the Wynnefield Group have engaged in various discussions and communications concerning the Company’s business;

WHEREAS, as of the date hereof, the Wynnefield Group is the Beneficial Owner (as defined below) of 2,734,349 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), or approximately 13.3% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company and the Wynnefield Group have determined to come to an agreement with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below), intending to be legally bound hereby, agree as follows:

Section 1.  Board Appointment and Related Agreements.

(a)   Board Appointment. Subject to Sections 1(d)(ii) and 1(d)(iii) below, the Board and all applicable committees of the Board shall take all necessary actions to, promptly following execution of this Agreement, expand the size of the Board by one (1) member and appoint Robert Lipstein (the “New Director”) as a new Class III director with a term expiring at the 2027 annual meeting of stockholders of the Company (the “2027 Annual Meeting”). The Company represents and warrants to the Wynnefield Group that prior to the execution of this Agreement, the Board and the Nominations and Corporate Governance Committee of the Board (the “Nominating Committee”) have reviewed and approved the qualifications of the New Director to serve as a Class III director on the Board.

(b)   Committees. Subject to the Company’s Corporate Governance Guidelines and Nasdaq rules and applicable law, the Board and all applicable committees of the Board shall take all actions necessary to appoint the New Director to the Audit Committee of the Board. Without limiting the foregoing, the Board shall, in accordance with its customary governance processes, give the New Director the same due consideration for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications.

(c)   Replacement Director. During the Cooperation Period (as defined below), if the New Director is no longer able to serve as a director for any reason, and so long as the Wynnefield Group continuously (from the date hereof through such date of determination) Beneficially Owns in the aggregate at least the lesser of (x) 7.5% of the then-outstanding shares of Common Stock and (y) 1,545,480 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Ownership Minimum”), then the Board and the Wynnefield Group shall cooperate to identify a replacement director to fill the resulting vacancy and any such candidate shall (i) be subject to review and approval by the Nominating Committee and the Board and shall be reasonably acceptable to the Wynnefield Group and (ii) unless waived by the Board, satisfy the Director Criteria (as defined below) (any such replacement director, a “Replacement Director”). The Nominating Committee’s and the Board’s determination that any such replacement director candidate is reasonably acceptable shall be subject to their review of the materials submitted by such candidate in compliance with Section 1(d)(ii) below and, if desired by the Nominating Committee or the Board, completion of a customary background check and interviews with respect to the candidate; provided, that the Board and the Nominating Committee shall use reasonable efforts to complete any such interviews and review process as promptly as reasonably practicable. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be the New Director for all purposes under this Agreement. Prior to any Replacement Director’s appointment to the Board, such person shall have executed and delivered the letter to the Company required pursuant to Section 1(d)(iii) below. The Wynnefield Group shall cease to have any rights pursuant to this Section 1(c) immediately upon ceasing to satisfy the Ownership Minimum.

(d)   Additional Agreements.

(i)   The Wynnefield Group agrees (A) to cause its Affiliates (as defined below) and Associates (as defined below) to comply with the terms of this Agreement and (B) that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of any member of the Wynnefield Group, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as the Wynnefield Group.

(ii)  Prior to the date of his appointment (or her, if applicable, in the case of a Replacement Director), the New Director has submitted to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members.

(iii)   Prior to the date of his appointment (or her, if applicable, in the case of a Replacement Director), the New Director has executed and delivered to the Company an irrevocable letter of resignation in the form attached hereto as Exhibit B.

(iv)   During the Cooperation Period, the Wynnefield Group agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy or participate virtually at each annual or special meeting of the stockholders of the Company, or take any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof (each, a “Stockholder Meeting”) and vote all Voting Securities (as defined below) Beneficially Owned, directly or indirectly, by the Wynnefield Group or such Affiliate or Associate at such Stockholder Meeting (i) in favor of the nominees for director recommended by the Board, against or withhold from voting in favor of the election of any nominee for director not approved, recommended and nominated by the Board for election at any such meeting, and against any removal of any director of the Board, and (ii) in accordance with the Board’s recommendation with respect to any other matter presented at such meeting; provided, however, that in the event both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than the election or removal of directors), the Wynnefield Group shall be permitted to vote in accordance with such ISS and Glass Lewis recommendation; provided, further, that the Wynnefield Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction.

(v)  During the Cooperation Period, the Wynnefield Group will promptly notify the Company if its Beneficial Ownership falls below the Ownership Minimum. Such information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to law, legal process, subpoena, the rules of any stock exchange or any Legal Requirement (as defined below) or as part of a response to a request for information from any governmental authority with jurisdiction over the Company.

Section 2.   Standstill Agreement. During the Cooperation Period, the Wynnefield Group shall not, directly or indirectly, and it will cause each of its Affiliates and Associates not to, directly or indirectly (including through any of their respective Representatives (as defined below)), in any manner, alone or in concert with others:

(a)   (i) acquire, cause to be acquired, or offer, seek or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act (as defined below)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), Beneficial Ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Wynnefield Group or its Affiliates and Associates hold in excess of 17.5% of the outstanding Voting Securities, (ii) acquire, cause to be acquired, or offer, seek or agree to acquire, directly or indirectly, whether by purchase or otherwise, any interest in any indebtedness of the Company, or (iii) acquire, cause to be acquired, or offer, seek or agree to acquire, ownership of any asset or business of the Company or any right or option to acquire any such asset or business from any person;

(b)   other than in open market sale transactions and/or ordinary course sales through block trades executed through a registered broker-dealer whereby the identity of the purchaser is not known to the Wynnefield Group or its Affiliates or Associates (which transactions are public in nature and not subject to the private transfer restrictions below), sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Wynnefield Group to any Third Party (as defined below) that, to the Wynnefield Group’s knowledge (after reasonable inquiry, it being understood that such knowledge shall be based on the Wynnefield Group’s actual knowledge and any information in documents filed with the SEC (as defined below)), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership of, in the aggregate, more than 4.9% of the shares of Voting Securities outstanding at such time or would increase the beneficial ownership interest of any Third Party who, collectively with its Affiliates and Associates, beneficially owns, in the aggregate, more than 4.9% of the shares of Voting Securities outstanding at such time; provided, however, that the foregoing shall not apply to sales to Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or have not informed the Wynnefield Group of any plans to engage in activism with respect to the Company;

(c)   (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director, (ii) seek or encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director other than in a manner consistent with the recommendation of the Board, or (iii) submit, or seek or encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting (it being acknowledged that those public communications and/or SEC filings that are permitted and/or that are required under this Agreement shall not constitute such encouragement);

(d)   seek to call, or to request the call of, a special meeting of the Company’s stockholders, or present (or request to present) at any Stockholder Meeting, any proposal for consideration for action by stockholders;

(e)   solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or in any way assist, advise, initiate, encourage or influence any person in, any “solicitation” (as such term is defined in the Exchange Act) of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(f)    (i) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting or as otherwise permitted by Section 1(d)(iv)) or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent, or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(g)   encourage, advise or influence any person, or assist any Third Party in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) (in each case other than such advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict the Wynnefield Group from stating how it intends to vote with respect to an Extraordinary Transaction, if any, and the reasons therefor;

(h)   form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes any other members of the Wynnefield Group; provided that nothing herein shall limit the ability of an Affiliate of the Wynnefield Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(i)    (i) make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, (ii) publicly request that the Company or any of its representatives release any Party from this Agreement, or (iii) take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, that the Wynnefield Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Wynnefield Group and is made by the Wynnefield Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Wynnefield Group or any other person;

(j)    without the prior written approval of the Company, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose, suggest or recommend publicly or in a manner that the Wynnefield Group is required under applicable law, rule or regulation to disclose publicly, or participate in, effect or seek to effect any Extraordinary Transaction or initiate or encourage any other Third Party in any such activity, including making any outbound calls with respect to an Extraordinary Transaction; provided, that nothing in this Section 2(j) shall be interpreted to prohibit the Wynnefield Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Wynnefield Group and is made by the Wynnefield Group in a manner that would not be expected to require the public disclosure thereof by the Company, the Wynnefield Group or any other person;

(k)   except as expressly permitted by Section 1(d)(iv), (i) take any action in support of, or make any proposal or request that constitutes (or relates to): (A) controlling or changing, or intending to influence, the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) controlling or changing, or intending to influence, the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company; (C) controlling or changing, or intending to influence, the Company’s management, business strategy, operations or corporate structure; (D) seeking to have the Company or any other party waive or make amendments or modifications to the Charter (as defined below), the Bylaws (as defined below) or other governing documents of the Company (each as may be amended from time to time); (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or (ii) engage in any private communications or any coordinated activity with other stockholders relating to any of the foregoing clauses (i)(A)-(F) even if conducted privately;

(l)    make a request for a list of the Company’s stockholders or for any books and records of the Company pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of the State of Nevada providing for stockholder access to books and records (including, but not limited to, lists of stockholders) of the Company;

(m)  enter into or acquire any Short Interests or otherwise engage in any short selling of any of the Company’s securities; or

(n)   enter into any agreement, discussion, negotiation, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, solicit, seek, or seek to cause any person to undertake any action inconsistent with this Section 2.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to restrict the Wynnefield Group from: (i) communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or (ii) taking any action necessary to comply with any Legal Requirement (as defined below) (provided that such Legal Requirement did not result from any violation of this Agreement or other voluntary action by the Wynnefield Group, it being understood that a requirement to file a Schedule 13D shall not derogate the Wynnefield Group’s obligations under Section 2 of this Agreement). Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Director in the exercise of such New Director’s fiduciary duties under applicable law as a director of the Company.

Section 3.   Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 4.  Representations, Warranties and Certain Covenants of the Wynnefield Group. The Wynnefield Group represents, warrants and covenants to the Company that (a) as of the date of this Agreement, the Wynnefield Group collectively Beneficially Owns and is entitled to vote an aggregate of 2,734,349 shares of Common Stock, (b) as of the date of this Agreement, the Wynnefield Group does not have a Synthetic Position (as defined below) in any Voting Securities, (c) as of the date of this Agreement, the Wynnefield Group does not have any Short Interests with respect to the Company, nor do any of its Affiliates or Associates, (d) the Wynnefield Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the New Director in connection with such person’s appointment to, or service as a director on, the Board, (e) the New Director is not a former employee or current employee of the Wynnefield Group and (f) the Wynnefield Group will not become party to any agreement, arrangement or understanding (whether written or oral) with the New Director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director.

Section 5.  Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Cooperation Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 5, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way criticize, disparage, call into disrepute or otherwise make any statement or announcement that relates to or constitutes an ad hominem attack on, or that relates to and otherwise impugns or is reasonably likely to damage the reputation of the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, or any of their businesses, products or services. The foregoing will not prevent the making of any factual statement in any compelled testimony or the production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought. The limitations set forth in this Section 5 shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 5 if such statement by the other Party was made in breach of this Agreement.

Section 6.   No Litigation. Each Party agrees that, during the Cooperation Period, it and its Representatives shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

Section 7.   SEC Filings; Communications.

(a)   No later than two (2) Business Days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K (the “Current Report”) with the SEC reporting certain terms of this Agreement and appending or incorporating by reference this Agreement as an exhibit, provided that the Company shall first preview such Current Report with the Wynnefield Group in advance of making such filing and reasonably consider timely comments provided by the Wynnefield Group. Prior to the filing of the Current Report, the Wynnefield Group shall not make any public statement, filing or announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the Company.

(b)   In the event the Wynnefield Group files a Schedule 13D reporting entry into this Agreement, the Wynnefield Group may file this Agreement as an exhibit to such Schedule 13D. In such event, the Wynnefield Group shall first preview such Schedule 13D with the Company in advance of making such filing and reasonably consider timely comments provided by the Company. During the Cooperation Period, the Wynnefield Group shall not (i) issue a press release regarding the Company or in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to the Company or this Agreement or the actions contemplated by this Agreement, in each case without the prior written consent of the Company, unless required by applicable law, rules or regulations in which case the Wynnefield Group shall first preview such disclosure or announcement with the Company in advance of making such disclosure or announcement and reasonably consider timely comments provided by the Company.

Section 8.   Specific Performance; Fees.

(a)   Each Party acknowledges and agrees that any breach of any provision of this Agreement would cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party (the “Moving Party”) shall be entitled to seek, at such Moving Party’s sole cost and expense, an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. No other Party will take any action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The foregoing right shall be in addition to such other rights or remedies that may be available to the Moving Party for such breach or threatened breach, including the recovery of money damages.

(b)   If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party, as determined by a court of competent jurisdiction in a final and non-appealable verdict, may be entitled, the reasonable costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses.

Section 9.   Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall reimburse the Wynnefield Group for its reasonable documented out of pocket legal fees and expenses incurred in connection with the negotiation and entry into this Agreement in an amount not to exceed $10,650.

Section 10.   Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate at the end of the Cooperation Period. Notwithstanding the foregoing, the provisions of Section 8 through Section 21 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

Section 11.   Certain Defined Terms. For purposes of this Agreement:

(a)   “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided that, for purposes of this Agreement, the members of the Wynnefield Group shall not be Affiliates of the Company and the Company shall not be an Affiliate of the members of the Wynnefield Group.

(b)   “Associate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become an Associate of any person or entity referred to in this Agreement; provided that, for purposes of this Agreement, the members of the Wynnefield Group shall not be Associates of the Company and the Company shall not be an Associate of the members of the Wynnefield Group.

(c)   “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (“Exercise”) under or pursuant to (i) any Derivative (as defined below) (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities. A person shall be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities that such person has Beneficial Ownership of.

(d)    “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.

(e)   “Bylaws” means the Third Amended and Restated Bylaws of the Company (as may be amended from time to time).

(f)    “Charter” means the Third Amended and Restated Articles of Incorporation of the Company (as may be amended from time to time).

(g)   “Cooperation Period” means the period commencing with the execution of this Agreement and ending on the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations of director candidates for the 2027 Annual Meeting; provided, however, that if the Company provides written notice at least fifteen (15) calendar days prior to the expiration of the Cooperation Period that the Board irrevocably offers, subject to the Wynnefield Group’s acceptance of such offer, to re-nominate the New Director for election at the 2027 Annual Meeting and the Wynnefield Group accepts such offer within five (5) business days of receipt of such notice, then the Cooperation Period shall be automatically extended until the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations of director candidates for the Company’s 2028 annual meeting of stockholders. For the avoidance of doubt, if the Wynnefield Group does not provide written notice of its acceptance of the Company’s offer to irrevocably re-nominate the New Director within such five (5) business day period, such offer will cease to remain irrevocable and there shall be no obligation for the Company to re-nominate the New Director.

(h)   “Director Criteria” means that a person (i) qualifies as “independent” pursuant to SEC rules and regulations, applicable stock exchange listing standards and applicable corporate governance policies, (ii) qualifies to serve as a director under the laws of the State of Nevada and (iii) is not an Affiliate, Associate, current or former principal or employee of the Wynnefield Group or any of its Affiliates or Associates.

(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

(j)     “Extraordinary Transaction” means any merger, acquisition, tender or exchange offer, consolidation, reorganization, restructuring, recapitalization, disposition of all or substantially all of the assets of the Company or other business combination involving the Company, in each case, that either results in a change of control of the Company or requires a vote of stockholders of the Company.

(k)   “Party” means the Company and the Wynnefield Group, individually, and “Parties” means the Company and the Wynnefield Group, collectively.

(l)   “person” has the meaning ascribed to such term under the Exchange Act.

(m)    “Representatives” means a person’s Affiliates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of, such person or its Affiliates.

(n)   “SEC” means the U.S. Securities and Exchange Commission.

(o)   “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities.

(p)   “Synthetic Position” means any option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (x) it conveys any voting rights in such Voting Securities to any person, (y) it is required to be or capable of being settled, in whole or in part, in Voting Securities, or (z) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(q)   “Third Party” shall mean any person that is not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of any Party.

(r)    “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

Section 12.    Confidentiality.

(a)    The Wynnefield Group acknowledges that the New Director shall be required to preserve the confidentiality of the Company’s business and information, including any non-public information entrusted to or obtained by such director by reason of his position as a director of the Company (“Confidential Information”).

(b)    The Wynnefield Group shall not seek to obtain Confidential Information from the New Director.

Section 13.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 14.   Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon confirmation of receipt, when sent by e-mail (provided, that such confirmation is not automatically generated), or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Quest Resource Holding Corporation
3481 Plano Parkway, Suite 100
The Colony, Texas 75056
Attention: Brett Johnston
E-mail: brett.johnston@questrmg.com

If to the Wynnefield Group:

Wynnefield Capital, Inc.

450 7th Avenue, Suite 509

New York, NY 10123

Attention: Nelson Obus

Email: nobus@wynnecap.com

Section 15.   Governing Law; Jurisdiction; Jury Waiver.

(a)   This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of New York. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the District Courts of the State of New York sitting in the county of New York, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the Southern District of New York or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other New York state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 14 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

Section 16.   Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 17.   No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.

Section 18.   Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 19.  Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 20.  No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 21.  Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, and (iii) the word “or” is not exclusive.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ Daniel M. Friedberg
Name: Daniel M. Friedberg
Title: Chairman of the Board

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC
General Partner

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:	Wynnefield Capital Management, LLC
General Partner

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc.

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: President

WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Authorized Signatory

[Signature Page to Cooperation Agreement]

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: President

/s/ Nelson Obus
Nelson Obus

/s/ Joshua Landes
Joshua Landes

[Signature Page to Cooperation Agreement]

EXHIBIT A

Wynnefield Group

Wynnefield Partners Small Cap Value, L.P.

Wynnefield Partners Small Cap Value, L.P. I

Wynnefield Small Cap Value Offshore Fund, Ltd.

Wynnefield Capital, Inc. Profit Sharing Plan

Wynnefield Capital Management, LLC

Wynnefield Capital, Inc.

Nelson Obus

Joshua Landes

EXHIBIT B

FORM OF IRREVOCABLE LETTER OF RESIGNATION

[●]

Quest Resource Holding Corporation
3481 Plano Parkway, Suite 100
The Colony, Texas 75056

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement (the “Agreement”), dated as of May 7, 2025, by and among Quest Resource Holding Corporation (the “Company”) and the Wynnefield Group (as defined in the Agreement). Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement. Effective upon, and subject to, such time as (i) the Wynnefield Group fails at any time after the date of the Agreement to maintain the Ownership Minimum or (ii) the delivery of a notice during the Cooperation Period of an intent to nominate directors at a Stockholder Meeting by, or on behalf of, any member of the Wynnefield Group or any Affiliate or Associate thereof, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

It is understood and agreed that the Board has the sole and exclusive authority to determine whether or not to accept any such resignation.

Sincerely,

[●]
Director